Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Employment Inducement Incentive Award Plan of Teladoc Health, Inc. of our reports dated February 27, 2025, with respect to the consolidated financial statements of Teladoc Health, Inc. and the effectiveness of internal control over financial reporting of Teladoc Health Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York February 27, 2025